                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                   FORM 8-K/A

                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


                                 AUGUST 27, 1999
                Date of Report (Date of earliest event reported)


                                 VALENTIS, INC.
             (Exact name of registrant as specified in its charter)


          DELAWARE                    0-22987                  94-3156660
(State or other jurisdiction   (Commission File Number)     (I.R.S. Employer
     of incorporation)                                     Identification No.)

                                863A MITTEN ROAD
                              BURLINGAME, CA 94010
                    (Address of principal executive offices)

                                 (650) 697-1900
              (Registrant's telephone number, including area code)

 ITEM 7.   FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS


          (b)     Pro Forma Financial Information

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial statements have been prepared to give effect to the Valentis merger with PolyMASC, as well as the Valentis merger with GeneMedicine, Inc. (completed on March 18, 1999), using the purchase method of accounting.

The unaudited pro forma condensed combined balance sheet as at June 30, 1999 gives effect to the merger with PolyMASC as if it had occurred on such date, and reflects the allocation of the purchase price to the PolyMASC assets acquired, including in-process research and development, and liabilities assumed.

The unaudited pro forma condensed combined statements of operations combine the historical statements of operations of Valentis, GeneMedicine and PolyMASC as if the mergers with GeneMedicine and PolyMASC had occurred at the beginning of fiscal year 1999. The historical statements of operations for GeneMedicine and PolyMASC have been recast to conform to the June 30, 1999 fiscal year end of Valentis. The historical results of operations for GeneMedicine included in the pro forma condensed combined statements of operations for the twelve months ended June 30, 1999, reflect the results of operations for the nine months ended March 31, 1999, as the GeneMedicine merger closed on March 18, 1999. It is expected that following the merger with PolyMASC, Valentis will incur additional costs, which are not expected to be significant to the combined results of operations, in connection with integrating the operations of the two companies. Integration-related costs are not included in the accompanying unaudited pro forma condensed combined financial statements.

The historical financial information for PolyMASC was expressed in British Pounds and prepared in accordance with accounting principles generally accepted in the United Kingdom. There were no significant differences in accounting treatment in the PolyMASC financial information between UK GAAP and those accounting principles generally accepted in the United States. The PolyMASC financial information has been translated into Dollars using the exchange rate of $1.575/L1.00 which equals the exchange rate on June 30, 1999. This materially approximated the average exchange rate for the periods presented.

The Valentis statement of operations for the period in which the merger with PolyMASC occurs will include a significant charge for acquired in-process research and development of approximately $14.3 million. This amount represents the value determined by management, using a discounted cash flow methodology, to be attributable to the in-process research and development of PolyMASC based on a preliminary valuation of such research and development. The charge relates to specific on-going research and development. Assuming this research continues through all stages of clinical development, Valentis projects substantial future research and development expenditures related to this technology. The research and development is forecasted to be completed at various times between 2001 and 2005. If Valentis would have allocated less of the purchase price to in-process research and development, the value would have been recorded as goodwill on the balance sheet and amortized over the expected benefit period, resulting in increased amortization expense during that period.

Management of Valentis believes that the allocation of the purchase price to in-process research and development is appropriate given the future potential of this research and development to contribute to the operations of Valentis. If, at a later date, management of Valentis decides to no longer pursue, or indefinitely postpone, this research and development, or determines that the discounted cash flows will no longer meet the projections underlying the valuation, it will disclose that fact to investors in the appropriate Form 10-K or 10-Q, explaining why it will not pursue commercialization or why research has been postponed and when research is expected to resume. In addition, should Valentis revise its estimate of the anticipated date of regulatory approval for a particular product, this fact will be disclosed in the appropriate Form 10-K or 10-Q and the reasons for, and potential implications of, the change in estimate will be explained.

Unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that would have actually been reported had the mergers occurred at the beginning of the periods presented, nor is it necessarily indicative of future financial position or results of operations. These unaudited pro forma condensed combined financial statements are based upon the respective historical financial statements of Valentis, GeneMedicine and PolyMASC and do not incorporate, nor do they assume, any benefits from cost savings or synergies of operations of the combined company.

              Unaudited Pro Forma Condensed Combined Balance Sheets
                                  ($ thousands)


                                                        Historical      Historical
                                                       Valentis at     PolyMASC at
                                                          June 30,        June 30,        Pro forma               Pro forma
                                                              1999            1999      Adjustments  References    Combined
                                                              ----            ----      -----------  ----------    --------
ASSETS
Current Assets:
Cash and cash equivalents                                  $ 4,785         $ 1,608        $      --                  $6,393
Short-term investments                                      19,522              --               --                  19,522
Other receivables                                            2,800               4          (1,000)        (F)        1,804
Prepaid expenses and other current assets                    1,392              60               --                   1,452
                                                           -------           -----         --------             -----------

Total current assets                                        28,499           1,672          (1,000)                  29,171
Property and equipment, net                                 11,897             513               --                  12,410
Long-term investments                                       14,830              --               --                  14,830
Deposits and other assets                                      189              --               --                     189
Goodwill and other intangible assets                         9,012             307            5,759        (A)       15,078
                                                          --------      ----------        ---------               ---------

Total Assets                                              $ 64,427         $ 2,492          $ 4,759                $ 71,678
                                                          --------         -------          -------                --------
                                                          --------         -------          -------                --------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued liabilities                   $ 5,000            $625       $    1,707        (B)      $ 7,332
Deferred contract revenue                                    4,914              --               --                   4,914
Current portion of long-term debt
and capital lease obligations                                3,124             984            (984)        (F)        3,124
                                                           -------          ------            ----                 --------
Total current liabilities                                   13,038           1,609              723                  15,370
Long-term debt                                               5,459              --               --                   5,459
Commitments
Stockholders' Equity:
Common Stock                                                    22             118            (118)        (C)
                                                                                                  4        (D)           26
Additional paid-in capital                                 119,746           8,296          (8,296)        (C)
                                                                                             19,262        (D)      139,008
Deferred compensation, net of amortization                   (463)              --               --                   (463)
Accumulated other comprehensive income                       (109)              --               --                   (109)
Accumulated deficit                                       (73,266)         (7,531)            7,531        (C)
                                                                --              --         (14,347)        (E)     (87,613)
                                                       -----------        --------         --------                -------
Total stockholders' equity                                  45,930             883            4,036                  50,849
                                                         ---------        --------       ----------               ---------
Total liabilities and stockholders' equity                $ 64,427         $ 2,492        $   4,759                $ 71,678
                                                          --------         -------          -------                --------
                                                          --------         -------          -------                --------


See accompanying notes to unaudited pro forma condensed combined financial statements.

         Unaudited Pro Forma Condensed Combined Statements of Operations
                            Year Ended June 30, 1999
                      ($ Thousands, except per share data)


                                                                                       Historical
                                      Historical                                         PolyMASC
                           --------------------------------
                           Valentis, Inc.GeneMedicine, Inc.                Valentis/   12 Months
                                     Year    9 months ended             GeneMedicine       Ended
                                    Ended         March 31,    Pro forma   Pro forma     June 30,    Pro forma    Pro forma
                            June 30, 1999              1999  Adjustments    Combined         1999  Adjustments     Combined
                            -------------              ----  -----------    --------         ----  -----------     --------
REVENUE:
Contract revenue                  $ 3,430           $ 3,135      $    --     $ 6,565      $   865      $   --       $ 7,430
Research and development
grant revenue                         699                --           --         699           --           --          699
                                   ------             -----      -------     -------         ----      -------      -------

Total revenue                       4,129             3,135           --       7,264          865           --        8,129
EXPENSES:
Research and development           17,806            11,367           --      29,173        2,222           --       31,395
General and administrative          5,063             3,519           --       8,582        1,180           --        9,762
Acquired in-process
research and development           26,770                --      (25,870)        900           --           --          900
Amortization of goodwill and
  other acquired intangible assets    819                --        2,458       3,277          205        1,968        5,450
                                  ----------     ----------    ---------   ---------     --------   ----------    ---------

Total operating expenses           50,458            14,886      (23,412)     41,932        3,607        1,968       47,507
                                 --------          --------      -------    --------      -------      -------     --------

Operating loss                    (46,329)          (11,751)      23,412     (34,668)      (2,742)      (1,968)     (39,378)

Interest income                     2,499               843           --       3,342           99           --        3,441
Interest expense, net                (850)              (15)          --        (865)         (17)          --         (882)
                                ---------          --------    ---------   ---------    ----------     -------    ----------

Net loss                        $ (44,680)        $ (10,923)    $ 23,412    $(32,191)    $ (2,660)    $ (1,968)   $ (36,819)
                                ---------         ---------     --------    --------     --------     --------    ---------
                                ---------         ---------     --------    --------     --------     --------    ---------
Net loss per share--
basic and diluted                 $ (2.90)                                   $ (1.46)                               $ (1.45)
                                                                             -------                                -------
                                                                             -------                                -------
Shares used in computing basic
and diluted net loss per share     15,430                                     21,337                                 25,388
                                   ------                                     ------                                 ------
                                   ------                                     ------                                 ------


See accompanying notes to unaudited pro forma condensed combined financial statements.

         Unaudited Pro Forma Condensed Combined Statements of Operations
                        Twelve Months Ended June 30, 1998
                      ($ thousands, except per share data)


                                      Historical                                         Historical
                           ---------------------------------
                           Valentis, Inc. GeneMedicine, Inc.                Valentis/      PolyMASC
                                12 Months          12 months             GeneMedicine     12 Months
                                 Ended 30           Ended 30   Pro forma    Pro forma      Ended 30   Pro forma   Pro forma
                                June 1998          June 1998 Adjustments     Combined     June 1998 Adjustments    Combined
                                ---------          --------- -----------     --------     --------- -----------    --------
REVENUE:
Contract revenue                  $ 8,083            $ 4,023    $     --      $12,106      $    721   $     --     $ 12,827
Research and development
grant revenue                          --                509          --          509            --          --         509
                                  -------           --------    --------     --------          ----   ---------    --------

Total revenue                       8,083              4,532          --       12,615           721          --      13,336
EXPENSES:
Research and development           15,111             15,078          --       30,189           301          --      30,490
General and administrative          3,561              4,451          --        8,012         2,673          --      10,685
Amortization of purchased
 intangible assets                     --                 --       3,277        3,277           214       1,968       5,459
                              -----------        -----------    --------    ---------     ---------    --------   ---------

Total operating expenses           18,672             19,529       3,277       41,478         3,188       1,968      46,634
                                ---------          ---------    --------     --------      --------    --------    --------

Operating loss                   (10,589)           (14,997)     (3,277)     (28,863)       (2,467)     (1,968)    (33,298)

Interest income                     2,651              1,449          --        4,100           200          --       4,300
Interest expense, net               (440)               (41)          --        (481)          (12)          --        (493)
                              ----------      ------------- ------------ -----------   -----------  ------------   ---------

Net loss                        $ (8,378)         $ (13,589)   $ (3,277)   $ (25,244)     $ (2,279)   $ (1,968)  $ (29,491)
                                --------          ---------    --------    ---------      --------    --------   ---------
                                --------          ---------    --------    ---------      --------    --------   ---------
Net loss per share--
basic and diluted                $ (0.83)                                    $ (1.33)                              $ (1.26)
                                 -------                                     -------                               -------
                                 -------                                     -------                               -------
Shares used in computing basic
and diluted net loss per share     10,088                                      19,024                                23,418
                                  -------                                     -------                               -------
                                  -------                                     -------                               -------


See accompanying notes to unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

NOTE 1

On 18 March 1999, Valentis (then called Megabios Corp.) completed its merger with GeneMedicine, Inc. ("GeneMedicine"). Under the terms of the merger agreement, each outstanding share of GeneMedicine common stock was converted into 0.5710 of a share of Valentis' common stock. This resulted in the issuance of approximately 9.1 million shares of Valentis' common stock, valued at $38.7 million. The purchase price also included approximately $850,000 related to GeneMedicine's stock options and outstanding warrants assumed by Valentis and $1.7 million of transaction costs, for an aggregate purchase price of $41.3 million.

The merger transaction was accounted for as a purchase. As a result of the purchase, $25.9 million of the purchase price was charged to in-process research and development in Valentis' Statement of Operations for the year ended June 30, 1999.

The following is a summary of the purchase price allocation (in thousands):


Tangible assets acquired                                                                                            $14,410
In-process research and development                                                                                  25,870
Intangible assets-assembled workforce and goodwill                                                                    9,831
Liabilities assumed (including GeneMedicine transaction costs and other obligations
         due upon the close of the merger)                                                                          (8,801)
                                                                                                                  ---------
                                                                                                                   $ 41,310
                                                                                                                  ---------
                                                                                                                  ---------



GeneMedicine is engaged in the discovery and development of a new class of pharmaceutical products that incorporate genes for the treatment or prevention of serious diseases. GeneMedicine's business focus is in the development of gene medicines for treating cancers, cardiovascular disease and neuromuscular disorders, as well as in the development of genetic vaccines. GeneMedicine's research and development programs in these areas are in various stages from pre-clinical development to early clinical trials. GeneMedicine's strategy has been to develop and commercialize its products through alliances with major pharmaceutical and biotechnology companies. No products utilizing GeneMedicine's proprietary technologies have been approved for marketing to date. The GeneMedicine research and development programs currently in process were valued as follows:


Cancer gene Medicines (IL2, IFN-a, IL-12)                                                                           $ 8,100
Hemophilia Gene Medicines (factor XIII and IX)                                                                        1,240
Growth Factor Gene Medicines (IGF-1)                                                                                  5,180
Pulmonary Gene Medicines (ATT GM)                                                                                     1,730
Vascular Growth Factor Gene Medicines                                                                                 4,620
Gene Switch Technology                                                                                                3,930
Nucleic Acid Programs (APC)                                                                                           1,070
                                                                                                                 ----------
                                                                                                                   $ 25,870
                                                                                                                 ----------
                                                                                                                 ----------

The in-process research and development has been written off against the combined retained earnings. Such charge was included in the Valentis statement of operations in the year ended June 30, 1999. Because the charge is nonrecurring, it has been reversed in the pro forma condensed combined statements of operations. The intangible assets will be amortized over their estimated useful lives of 3 years. Additional amortization expense of $2,458 related to intangible assets acquired in the GeneMedicine merger has been included in the Pro Forma Condensed Combined Statement of Operations.

NOTE 2

The unaudited pro forma condensed combined financial statements reflect the exchange of all the issued PolyMASC Ordinary Shares for 4,228,528 shares of Valentis Common Stock pursuant to the Ordinary Share Offer. This calculation is based on PolyMASC's capitalization at August 27, 1999 using the conversion ratio of 0.209 of Valentis Common Stock for each PolyMASC Ordinary Share.

The total cost of the merger was approximately $20.1 million, determined as follows (in thousands):


   Fair value of new Valentis Common Stock (calculated using the per share average fair value at
     the date of the Announcement - $4.56 per share of Valentis Common Stock)                              $ 19,266
   Valentis transaction costs, consisting primarily of financial advisory, legal and accounting
     fees                                                                                                       837
                                                                                                        -----------
                                                                                                           $ 20,103
                                                                                                        -----------
                                                                                                        -----------


Based upon valuation of tangible and intangible assets acquired and liabilities assumed, Valentis has allocated the total cost of the Ordinary Share Offer and the Deferred Share Offer to the net assets of PolyMASC as follows (in thousands):


   Tangible assets acquired                                                                               $  2,185
   In-process research and development                                                                      14,347
   Intangible assets: assembled workforce and goodwill                                                       5,903
   Liabilities assumed (including PolyMASC transaction costs)                                               (2,332)
                                                                                                        ----------
                                                                                                          $ 20,103
                                                                                                        -----------
                                                                                                        -----------

The primary technological focus of PolyMASC is the creation of improved biologics through the application of PEGylation technologies. PEGylation is an established technology that involves the attachment of the polymer polyethyleneglycol (PEG) to therapeutics to alter their pharmacokinetics (distribution in the body, metabolism and excretion). The alteration of the pharmacokinetics of biologics due to PEGylation can often lead to improved dosing intervals and may also have beneficial effects on safety and efficacy. PEGylation also masks biologics from the immune system. Both recognition by antibodies (antigenicity) and stimulation of immune responses (immunogenicity) are reduced. PolyMASC's technology is covered by a family of patents and patent applications in all major territories.

PolyMASC's research and development programs in these areas are in various stages of preclinical development. Currently, none of the products utilising PolyMASC's proprietary technology have as yet entered any stage of human clinical testing. PolyMASC's strategy has been to develop and commercialise its products through alliances with pharmaceutical and biotechnology companies. No products using PolyMASC's proprietary technology have been approved for marketing to date. The PolyMASC research and development currently in process has been assessed at $14.3 million. The in-process research and development has been written off against the combined retained earnings. Because the charge is nonrecurring, it has not been reflected in the pro forma condensed combined statements of operations. Such charge will be included in the Valentis statement of operations in the quarter in which the merger is consummated. The intangible assets will be amortized over their estimated useful lives of 3 years.

NOTE 3

The pro forma condensed combined balance sheet includes the adjustments necessary to give effect to the PolyMASC merger as if it had occurred on June 30, 1999 and to reflect the allocation of the acquisition cost to the fair value of tangible and intangible assets acquired and liabilities assumed as noted above, including a charge to retained earnings for acquired in-process research and development and the elimination of PolyMASC's equity accounts.

Adjustments included in the pro forma condensed combined balance sheet are summarized as follows:

(A) Valuation of assembled work force, goodwill and other intangible assets of $6,066,000 (less PolyMASC goodwill and intangible assets of $307,000 existing as at June 30, 1999).

(B) Accrual of transaction-related costs of approximately $837,000 for Valentis and $870,000 for PolyMASC, principally for investment banking, legal and accounting services.

(C) Elimination of PolyMASC equity accounts.

(D) Issuance of Valentis Common Stock.

(E) Charge to operations for in-process research and development of approximately $14,347,000.

(F) Elimination of loan made by Valentis to PolyMASC.

NOTE 4

The pro forma condensed combined statements of operations include the adjustments necessary to give effect to the merger as if it had occurred on 1 July 1997. Adjustments consist of the amortization of acquired intangible assets using the following estimated useful lives:


         Assembled workforce                                  3 years
         Goodwill                                             3 years

NOTE 5

Pro forma basic and diluted net loss per share amounts for the year ended June 30, 1998 are based upon the historical weighted-average number of Valentis Common Stock outstanding adjusted to reflect the issuance, as of July 1, 1997, of approximately 4.4 million shares of Valentis common stock, which amount excludes outstanding shares subject to repurchase in accordance with SFAS No. 128.

                                           PolyMASC Pharmaceuticals plc
                                              Unaudited Balance Sheet
                                                   (L thousands)


                                                                At June 30, 1999
Fixed Assets
Intangible assets                                                   L   184
Tangible assets                                                         336
Own shares                                                               --
                                                                       ----
                                                                        521
                                                                       ----
Current Assets:
Stocks                                                                   16
Debtors: Amounts falling due within one year                             41
Cash and cash equivalents                                             1,044
                                                                      -----
                                                                      1,101
                                                                      -----
Creditors: amounts falling due within one year                          370
                                                                     ------
Net current assets                                                      731
                                                                     ------
Total assets less current liabilities                                 1,252
Creditors: amounts falling due after more than one year                 676
                                                                     ------
Net assets                                                          L   576
                                                                    -------
                                                                    -------
Capital and Reserves:
Share capital                                                         5,326
Profit and loss account                                              (4,750)
                                                                     ------
Total shareholders' funds                                           L   576
                                                                    -------
                                                                    -------


See accompanying notes to unaudited pro forma condensed combined financial statements.

         Unaudited Pro Forma Condensed Combined Statements of Operations
                      In L thousands, except per share data


                                                                                   Six Months Ended
                                                                       June 30, 1999              June 30, 1998
                                                                       -------------              -------------
Turnover                                                                   L      79                L      112

EXPENSES:
Operating costs                                                               (1,057)                   (1,013)
                                                                              ------                    ------
Operating loss                                                                  (978)                     (901)
Interest receivable (net)                                                         22                        47
                                                                              ------                    ------
Loss on ordinary activities before and after taxation                           (956)                     (854)
Dividends                                                                         --                        --
                                                                              ------                    ------
Loss for the period                                                          L  (956)                L    (854)
                                                                              ------                    ------
                                                                              ------                    ------
Loss per ordinary share--in pence                                              (4.7)p                    (4.3)p


See accompanying notes to unaudited pro forma condensed combined financial statements.

PRINCIPAL ACCOUNTING POLICIES

The historical financial information for PolyMASC was expressed in British Pounds Sterling and prepared in accordance with applicable Accounting Standards in the United Kingdom. There were no significant differences in accounting treatment in the PolyMASC financial information between UK GAAP and those accounting principles generally accepted in the United States.

The interim financial statements, in the opinion of management, reflect all adjustments (consisting of normal recurring accruals) necessary for a fair statement of the results for the interim periods ended June 30, 1999 and 1998. The results of operations for the six months ended June 30, 1999 and 1998 are not necessarily indicative of the results of operations to be expected for the fiscal year.

                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:    November 8, 1999                      VALENTIS, INC.


                                               By: /s/ Bennet L. Weintraub
                                                   ----------------------------
                                                   Bennet L. Weintraub
                                                   Vice President, Finance and
                                                   Chief Financial Officer